Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

CLEANCORE SOLUTIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

 Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees To be Paid	Equity	Class B Common Stock, par value $0.0001 per share	Rules 457(c) and (h)	3,653,529	(3)	$1.29	$4,713,052.41	0.00015310	$721.57
	Total Offering Amounts						$4,713,052.41		$721.57
	Total Fees Previously Paid								$0.00
	Total Fee Offsets								$0.00
	Net Fee Due								$721.57

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement covers any additional shares of the Registrant’s class B common stock that become issuable under the Registrant’s 2022 Equity Incentive Plan, as amended (the “Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s class B common stock reported on NYSE American on December 31, 2024.

(3)	Represents shares of class B common stock reserved for issuance pursuant to future awards under the Plan.